Exhibit 99.1

Regency Centers Announces Redemption of Series 5 Preferred Shares

Jacksonville, Fla. (August 14, 2012) -- Regency Centers Corporation (NYSE:REG; “Regency”) announced today that it will redeem all of the issued and outstanding shares (3,000,000) of its 6.70% Series 5 Cumulative Redeemable Preferred Shares (“Series 5 Stock”; CUSIP: 758849608; NYSE: REGPrE).

The Series 5 Stock will be redeemed on September 13, 2012. The redemption price for the Series 5 Stock will be $25.34431 per share, which is equal to $25.00 par value plus accrued and unpaid dividends to, but excluding, the redemption date. The aggregate amount being paid to effect the redemption of the Series 5 Stock is $76,032,930.

The redemptions will be in accordance with the Depository Trust Company's procedures. To collect the redemption price, holders of the shares of preferred stock must surrender their shares to Wells Fargo Bank, N.A, the redemption and paying agent. Questions relating to these redemptions should be directed to Wells Fargo Bank, N. A. at 1-800-468-9716.

After the redemption date, dividends on the Series 5 Stock will cease to accrue and such shares shall no longer be deemed outstanding and all rights of the holders in respect of such shares being redeemed will terminate, except for the right to receive the redemption price, without interest thereon. Because the redemption is a redemption in full, the Series 5 Stock will be delisted from trading on the New York Stock Exchange.

About Regency Centers Corporation

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At June 30, 2012, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 209 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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